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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

   I.     NAME: The name of the corporation shall be Sun Community Bancorp
          Limited.

  II.     DURATION: The period of duration shall be perpetual.

III. PURPOSE: Sun Community Bancorp, Limited is organized for the purpose of engaging in business as a bank holding company, and any lawful activity reasonably related or incidental to a bank holding company, including: (i) transacting any and all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as they may be amended from time to time; (ii) except as prohibited by law, to exercise any power and engage in any activity which it could exercise or engage in if it were a national banking association with its principal place of business in the State of Arizona; (iii) except as prohibited by law, to directly or through a bank subsidiary engage in any lawful activity which is reasonably related or incidental to banking and general trust business; (iv) to do the acts necessary to obtain and maintain insurance of its deposits by the Federal Deposit Insurance Corporation; (v) to do the acts necessary to acquire and hold membership in the Federal Reserve System; and (vi) to directly or through a bank subsidiary, make any loan or investment, offer accounts or engage in any business activity authorized for national banking associations, federal savings banks, or state or federally chartered or licensed savings and loan associations doing business in the State of Arizona, except as prohibited by law.

  IV. INITIAL BUSINESS: Sun Community Bancorp, Limited is organized and intended to operate as a bank holding company under the supervision of the Board of Governors of the Federal Reserve System.

   V. AUTHORIZED CAPITAL: The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares of common stock consisting of one class only. There shall be no par value.

  VI. PREEMPTIVE RIGHTS: There shall be no preemptive rights granted to the shareholders.

 VII. DIRECTOR LIABILITY: The personal liability of any director of the corporation to the corporation or its shareholders for monetary damages for breach of fiduciary duties as a director, is hereby eliminated to the fullest extent allowed by the General Corporation Law of the State of Arizona, as it may be amended from time to time.

VIII. DIRECTOR LIABILITY: No provision limiting or eliminating the liability of directors may eliminate or limit the liability of a director for any act or omission occurring before the effective date of the provision.

  IX. STATUTORY AGENT: The name and address of the initial statutory agent for Sun Community Bancorp, Limited is Joseph D. Reid, 4400 East Broadway, Tucson, Arizona 85711.

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   X.     BOARD OF DIRECTORS: There shall be one director constituting the initial board of directors of Sun Community Bancorp, Limited who shall serve as a director until the first annual meeting of shareholders. The director's name is Joseph D. Reid, 4400 East Broadway, Tucson, Arizona 85711.

  XI.     INCORPORATORS: The incorporators are as follows:

               Joseph D. Reid
               Bank of Tucson Financial Center
               4400 East Broadway
               Tucson, Arizona 85711


               Michael F. Hannley
               Bank of Tucson Financial Center
               4400 East Broadway
               Tucson, Arizona 85711

 XII. INDEMNIFICATION: The corporation shall indemnify, to the fullest extent allowed by the General Corporation Law, any person who incurs liability or expense by reason of such person acting as an officer or director of the corporation. This indemnification shall be mandatory in all circumstances in which indemnification is permitted by the General Corporation Law. Notwithstanding any other provision of these Articles, no person shall be entitled to indemnification or advancement or expenses with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), or any claim therein, brought or made by him or her against the corporation, unless such Proceeding or claim is approved by the board of directors of the corporation.

XIII. DIVIDENDS: The board of directors of the corporation may from time to time distribute on a pro rata basis to its shareholders out of capital surplus of the corporation, a portion of its assets in cash or property.

We, the incorporators sign our names this 24th day of October, 1996.

                                             /s/ Joseph D. Reid
                                             ---------------------------------
                                                 Joseph D. Reid

                                             /s/ Michael F. Hannley
                                             ---------------------------------
                                                 Michael F. Hannley


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